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                                                                Exhibit 10.2(m)

January 3, 2000

Ms. Amy Nenner
8 Lockwood Circle
Westport, CT 06880

Dear Amy:

We are pleased to offer you the position of VP, Human Resources, with Modem Media . Poppe Tyson, reporting to Robert Allen, President, starting on four weeks after you resign from your current position, which start date is expected on or about February 7, 2000.

The following confirms the specific agreements regarding your compensation if you accept this position of VP, Human Resources with Modem Media . Poppe Tyson:

 .    Your annual base salary on your start date will be $ 180,000.

 .    You will receive a one time sign-on bonus in the amount of $ 65,000. You agree if you terminate your employment with Modem Media . Poppe Tyson prior to 60 days from the date your employment commences, that you will repay to Modem Media the entire amount of the bonus.

 .    The Board has approved a 25,000 stock options. The options will vest over a period of three years, with the first 33% vesting one year from the grant date, and the remaining vesting scheduled at 33% annually for a period of two years thereafter. You will participate in future grants of options to be determined by Modem Media management and the Board of Directors. The exercise price of the granted options will be the current fair market value on your date of grant or your date of hire, which ever occurs later.

 .    If within one (1) year following a Change of Control, your employment is terminated involuntarily by Modem Media other than for Cause (as defined below) the following shall occur:

          a. The options granted herein will immediately vest effective upon the date of termination.

          b. If the value of the options granted hereunder at time of such involuntary termination does not equal $320,000, then Modem Media (and its successors) will reimburse you for the difference between the then current value of such options and $320,000. For purposes of this paragraph, if you exercise any options before any such involuntary termination, the amount you recognized upon exercise of such options will be deducted from the amount due to you hereunder. In addition, value will be determined by calculating the average closing price of the Modem Media's common stock as listed on NASDAQ for last 5 trading days prior to such involuntary termination.

If your employment is terminated involuntarily by Modem Media other than for Cause, you will be paid the equivalent of 6 months of your then current base salary as severance.

For purposes of this letter, "Change of Control" shall mean the occurrence of any one of the following events: (i) the consummation of a merger or consolidation of Modem Media with any other corporation, other than a merger or consolidation which would result in the voting securities of Modem Media outstanding
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immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of Modem Media or such surviving entity outstanding immediately after such merger or consolidation and (ii) the consummation of the sale or disposition by Modem Media of all or substantially all of Modem Media's assets, or (iii) any person (as such term is used in Sections 13(d) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Modem Media representing fifty percent (50%) or more of the total voting power represented by Modem Media's then outstanding voting securities (excluding any beneficial owner, as of the date of the grant, of at least 50% of the total voting power represented by Modem Media's outstanding voting securities).

For purposes of this letter, "Cause" shall mean (A) intentional misconduct in the performance of duties with Modem Media, (including violation of Modem Media's policies or agreements relating to noncompetition or confidentiality);
(B) failure (other than due to Disability) to substantially perform the duties of one's job; (C) engaging in illegal conduct (other than any misdemeanor, traffic violation or similar misconduct) in connection with the performance of duties for Modem Media; or (D) commission of a felony.

You will be eligible for a merit bonus that will be calculated using the standard methods similarly applied to other members of the management team, with a target of 25% of your annual base salary. Such bonus is dependent upon your performance, the overall financial performance of Modem Media, and is at the discretion of Modem Media's senior management.

You will be eligible for 16 vacation days at the completion of your first year of employment. In addition you are eligible for 2 personal days and 2 floating holidays each year.

Amy, we are looking forward to your joining Modem Media . Poppe Tyson and playing a key role in our continued success. Please acknowledge your acceptance by signing the copy of your offer letter and confidentiality agreement and returning the documents to me in the enclosed envelope. If you have any questions or concerns, please give me a call.


Best Regards,

                                        Accepted By: ____________________

/s/   Peter Massey                      /s/ Amy Nenner

VP, General Manager                     Date:  ____________________________
                                               January 7, 2000